Exhibit 99.1

SAKS INCORPORATED ANNOUNCES RESULTS FOR THE FOURTH QUARTER AND FISCAL YEAR ENDED FEBRUARY 2, 2013

– Company recaps 2012 accomplishments and provides outlook and strategic initiatives for 2013 –

Contact:	Julia Bentley (865) 981-6243 julia_bentley@saksinc.com www.saksincorporated.com

New York, New York (February 26, 2013)—Retailer Saks Incorporated (NYSE: SKS) (“Saks” or the “Company”) today announced results for the fourth quarter and fiscal year ended February 2, 2013.

Sales for the Fourth Quarter and Fiscal Year Ended February 2, 2013

The fiscal year 2012 period includes an extra week, creating a 53-week fiscal year that occurs every six years in the accounting cycle for many retailers. For fiscal 2012, the fourth quarter and fiscal year periods ended February 2, 2013 and included 14 weeks and 53 weeks, respectively. For the prior year, the fourth quarter and fiscal year periods ended January 28, 2012 and included 13 weeks and 52 weeks, respectively.

Total sales numbers in the tables below are in millions and represent owned department sales, leased department commissions, shipping and handling revenue, and sales return adjustments for Saks Fifth Avenue stores, OFF 5TH stores, and Saks Direct.

For the 14 weeks and 53 weeks ended February 2, 2013 compared to the 13 and 52 weeks ended January 28, 2012, respectively, total sales increased 5.6% for the fourth quarter and 4.4% for the full year.

	This Year	Last Year	Total Increase
Fourth quarter (14 weeks TY/13 weeks LY)	$976.6	$925.1	5.6%
Fiscal year (53 weeks TY/52 weeks LY)	$3,147.6	$3,013.6	4.4%

Comparable store sales numbers below do not include the additional week and are based on comparisons of the 13 weeks and 52 weeks ended January 26, 2013 to the prior year comparable periods. For the 13 weeks ended January 26, 2013 compared to the 13 weeks ended January 28, 2012, fourth quarter total sales increased 1.0%, and comparable store sales increased 0.7%. For the 52 weeks ended January 26, 2013 compared to the 52 weeks ended January 28, 2012, total sales increased 3.1%, and comparable store sales increased 3.2%.

	This Year	Last Year	Total Increase	Comparable Increase
Fourth quarter (13 weeks)	$934.6	$925.1	1.0%	0.7%
Fiscal year (52 weeks)	$3,105.6	$3,013.6	3.1%	3.2%

Overview of Results for the Fourth Quarter Ended February 2, 2013

For the fourth quarter ended February 2, 2013, the Company recorded net income of $20.4 million, or $.13 per diluted share. Those results included net after-tax charges of $8.0 million, or $.04 per share, comprised of:

•	$3.2 million of asset impairment charges,

•	$1.0 million of store closing expenses,

•	a $1.7 million non-cash pension settlement charge related to the payment of excess lump-sum distributions, and

•	a $2.1 million loss on debt extinguishment related to the early retirement and conversion to equity of approximately $28.8 million (par value) of the Company’s 7.5% convertible debt.

Excluding these items, the Company would have recorded net income of $28.4 million, or $.17 per diluted share, for the fourth quarter ended February 2, 2013.

For last year’s fourth quarter ended January 28, 2012, the Company recorded net income of $37.0 million, or $.21 per diluted share. Those results included a net after-tax gain totaling $8.0 million, or $.04 per share, comprised of:

•	$3.9 million of severance and asset impairment charges,

•	$1.1 million of store closing expenses,

•

a positive retroactive adjustment (from April 15, 2011 to October 29, 2011) of $3.1 million as provided in the risk and revenue sharing provisions of the November 2011 amendment of the Company’s credit card program agreement with HSBC, and

•	the reversal of approximately $9.9 million in state estimated income tax reserves deemed no longer necessary.

Excluding this net after-tax gain, the Company would have recorded net income of $29.0 million, or $.17 per diluted share, for the fourth quarter ended January 28, 2012.

Comments on the Fourth Quarter

Stephen I. Sadove, Chairman and Chief Executive Officer of the Company, noted, “We posted a 0.7% comparable store sales gain in the fourth quarter, essentially in line with our expectation of relatively flat comparable store sales. This modest gain was on top of a very solid 7.7% comparable store sales increase in the fourth quarter of 2011. As previously disclosed, our fourth quarter sales were negatively impacted by Hurricane Sandy which caused significant disruption to our very important Northeastern markets and to saks.com.

“Several merchandise categories showed sales strength during the fourth quarter, including women’s contemporary apparel, advanced European designer apparel, and shoes; men’s contemporary apparel, shoes, and accessories; handbags; and fragrances. As expected, the New York City flagship store sales lagged the Company-wide performance for the quarter, due in part to the impact of Hurricane Sandy.”

For the fourth quarter, the gross margin rate increased 10 basis points to 37.7% over last year’s fourth quarter rate of 37.6%. This performance modestly exceeded the Company’s gross margin rate expectation of flat to a 50 basis point decline on a year-over-year basis.

As a percent of sales (excluding certain items), SG&A expenses were 23.8% in the fourth quarter this year compared to 23.7% in the prior year fourth quarter. The Company experienced modest deleverage in the quarter primarily related to incremental expenses to support its omni-channel and Project Evolution initiatives as well as additional marketing expenses necessary to maximize omni-channel opportunities and to drive fourth quarter sales.

Excluding the aforementioned items, for the fourth quarter, the Company’s operating income was 5.8% of sales this year compared to 6.0% of sales in the prior year.

Overview of Results for the Fiscal Year Ended February 2, 2013

For the fiscal year ended February 2, 2013, the Company recorded net income of $62.9 million, or $.41 per diluted share. Those results included net after-tax charges of $9.5 million, or $.05 per share, comprised of:

•	$5.9 million of asset impairment charges,

•	$1.8 million of pre-opening costs associated with the Company’s fulfillment center opened in 2012,

•	$1.3 million of store closing expenses,

•	$1.7 million related to the aforementioned non-cash pension settlement charge,

•	a $2.1 million loss on the aforementioned debt extinguishment, and

•	the reversal of approximately $3.3 million in state estimated income tax reserves deemed no longer necessary.

Excluding these items, the Company would have recorded net income of $72.4 million, or $.46 per diluted share, for the fiscal year ended February 2, 2013.

For the prior fiscal year ended January 28, 2012, the Company recorded net income of $74.8 million, or $.45 per diluted share. Those results included a net after-tax gain totaling $2.0 million, or $.01 per share, comprised of:

•	$5.6 million related to a pension and related benefit charge, a third-party receivable write-down, severance, and asset impairment charges,

•	$3.0 million of store closing expenses,

•	a $0.3 million loss on debt extinguishment (related to the early retirement of approximately $1.9 million of senior notes), and

•	the reversal of approximately $10.9 million in state estimated income tax reserves deemed no longer necessary.

Excluding this net after-tax gain, the Company would have recorded net income of $72.8 million, or $.44 per diluted share, for the fiscal year ended January 28, 2012.

Management estimates that the extra week discussed previously added $.03 to earnings per share for the current year fourth quarter and fiscal year.

Comments on the Fiscal Year

Sadove noted, “For the year, sales and earnings were below our initial expectations as continued macroeconomic concerns, election and fiscal cliff distractions, and Hurricane Sandy weighed on our results, particularly in the second half of the year.

“We posted a 3.2% comparable store sales increase for the 52-week period. This gain was on top of a very strong 9.5% comparable store sales increase in 2011.”

For the fiscal year, the gross margin rate was 40.6% compared to 40.8% last year. Sadove added, “This decrease was due in part to our previously disclosed underperformance in certain classic women’s apparel vendors combined with our outsized inventory investments in key high-potential growth areas like women’s shoes. We knew these investments could create some near-term gross margin pressure but believe they were the right long-term strategic decisions for the Company.”

As a percent of sales (excluding certain items), SG&A expenses were 25.7% for the full year compared to 25.3% last year. “The Company experienced deleverage for the year as we incurred incremental expenses to support our omni-channel and Project Evolution initiatives and additional marketing expenses,” Sadove added.

Excluding the aforementioned certain items, the Company’s operating income for the full fiscal year was 5.0% of sales this year compared to 5.4% of sales in the prior year.

2012 Accomplishments

Sadove noted, “Even though 2012 was a challenging year, it was also a year of meaningful progress and transformation for Saks. We continued to execute our core merchandising, service, and marketing strategies while building critically important omni-channel capabilities to position us for the future. We made headway on several important initiatives:

•

We began work on Project Evolution, our substantial multi-year transformation of and investment in our information technology systems to facilitate an omni-channel shopping environment for our customers.

•

We began expanding the omni-channel experience for our customers by adding iPads to our stores, testing ‘buy online, ship from store,’ and adding select ‘store only’ inventory items to our saks.com offerings.

•

On the marketing front, we began using enhanced consumer analytics and insights to drive marketing effectiveness through targeted and personalized initiatives. In January, we relaunched our SaksFirst loyalty program, expanding the benefits and eliminating the spending threshold to participate in the program.

•	We made meaningful year-over-year improvements in our in-store customer service scores and continued to receive high marks for our online service.

•

We identified several key Saks Fifth Avenue stores with high growth potential and supported their growth initiatives with strategic capital investments, including the expansion of 10022-SHOE in the New York flagship; renovations in Chevy Chase, Troy, Bal Harbor, St. Louis, and Beverly Hills; and the addition of over 100 vendor shops throughout the country.

•	At OFF 5TH, we accelerated our growth strategy by opening five new stores and one replacement store, and renovating two locations.

•

We meaningfully grew saks.com by adding to the breadth and depth of our product offerings, further improving our website shopping experience, enhancing our digital marketing initiatives, and enriching our mobile experience. We improved the efficiency of our saks.com operations with the mid-year opening of our state-of-the-art robotic fulfillment center in Tennessee.

•

We continued the rationalization of our Saks Fifth Avenue real estate, closing three additional stores this year, bringing the total closed since 2010 to ten. We recently announced two more planned closings – Dallas in June 2013 and Stamford, Connecticut in early 2014. These closings allow us to simplify the business, reduce working capital and capital spending requirements, and more effectively focus our resources.”

Balance Sheet Highlights

Consolidated inventories at February 2, 2013 totaled $822.9 million. This represents a 14.0% increase over the prior year on a total basis and a 12.2% increase over the prior year on a comparable stores basis. Year-end inventory levels were distorted due to the later year end (driven by the 53rd week), with more receipts in the first week of February this year than in the last week of January last year. Adjusting for this receipt timing, the Company’s comparable store inventories would have increased by approximately 5.7%.

At fiscal year end, the Company had approximately $80.4 million of cash on hand and no direct outstanding borrowings on its revolving credit facility.

During the quarter, the Company repurchased $88.3 million of common stock (approximately 8.5 million shares at an average price per share of $10.35), bringing the year-to-date repurchases to $167.4 million (approximately 16.5 million shares at an average price per share of $10.13).

Also during the quarter, approximately $28.8 million of the Company’s original $120 million 7.5% convertible notes was retired after being converted to equity by holders. The conversion resulted in the issuance of approximately 5.2 million shares of common stock, and the outstanding balance was reduced to $91.2 million at fiscal year end.

In accordance with FASB Accounting Standard Codification 470 related to accounting for convertible debt instruments that may be settled in cash upon conversion (including partial cash settlement) (“ASC 470”), issuers of convertible debt instruments must separately account for the liability and equity components in a manner that will reflect the entity’s nonconvertible debt borrowing rate when interest cost is recognized in subsequent periods. The discounts (the difference between the convertible rate and a nonconvertible borrowing rate on each issuance) on the Company’s two series of convertible notes are being accreted to interest expense through the note maturity dates. Accordingly, at February 2, 2013, $10.4 million of the $230 million 2.0% convertible notes balance and $3.9 million of the remaining $91.2 million 7.5% convertible notes balance were classified in equity.

Funded debt (including capitalized leases, senior notes, and the debt and equity components of the convertible debentures) at February 2, 2013 totaled approximately $373.9 million, and debt-to-capitalization was 24.8% (without giving effect to cash on hand).

Net capital spending for the fourth quarter and fiscal year ended February 2, 2013 totaled approximately $40.5 million and $114.8 million, respectively.

Outlook for and Approach to 2013

Sadove continued, “The change that is occurring today in the retail industry is quite extraordinary, and the rate of change seems to accelerate each day. We have spent and are continuing to spend considerable time and resources in evolving to an omni-channel organization and believe we have the right strategies and personnel in place. The evolution to an omni-channel model requires much different capabilities than we have had in the past and increased near-term investments. Those investments include information systems, people, and marketing, to name just a few. We fully expect to generate increased growth and profitability in the future, but the required omni-channel foundational investments will place pressure on our near-term profitability. We are managing the business for the long-term and are committed to making investments that best position our Company and the Saks Fifth Avenue brand for the future.

“We view 2013 as another transformational year in which we will further enhance our omni-channel capabilities while also continuing to focus on our core strategies and improving the prospects of each of our business channels. In 2013, specifically:

•

We are well on our way to offering a seamless omni-channel shopping experience to our customers. Project Evolution will transform our business from a people, process, and systems perspective to provide our customers with ‘any channel, any device, any time’ shopping. During 2013, we expect to begin capitalizing on our shared inventory capabilities with the implementation of order management and product information management tools. By mid-year, we plan to be fully operational with our ‘buy-online, ship from store’ capabilities.

•

We will continue to evolve our merchandise assortments, modernizing our selections and making them more relevant to today’s customers. We will strive to execute our differentiation strategy by offering selections from a combination of core, established brands; new, emerging designers; and private brands.

•

We expect to achieve continued outsized growth in saks.com through embracing our omni-channel capabilities, expanding assortments and exploiting high-growth potential categories, making additional shopping experience improvements through site functionality enhancements, and further optimizing digital marketing.

•

We will continue to drive marketing effectiveness by further expanding our targeted and personalized efforts supported by our customer analytics and insights. Our re-launched and enhanced SaksFirst program should drive improved customer engagement and loyalty.

•

Our goal remains to provide a distinctive shopping experience to all of our customers, no matter what channel they choose to shop. We will place particular emphasis on our top and highest-potential customers by providing them with personally-tailored luxury experiences.

•

For our Saks Fifth Avenue store base, we will continue to focus on improving the productivity of our most productive stores such as our New York City, Beverly Hills, Chicago, Bal Harbour, Atlanta, Boston, and Troy flagships through targeted capital and inventory investments. We will also continue to look for opportunities to further rationalize our store base where it makes sense, closing underperforming stores.

•

We will continue to focus on outsized growth in the outlet channel with our aggressive OFF 5TH real estate expansion and renovation strategy. We have plans to add seven new stores and one replacement store and to renovate four others in 2013.”

Sadove further noted, “As we look ahead to 2013, we expect the external environment to remain somewhat volatile. There are several macro factors, such as higher tax rates on the more affluent and the unknown resolution of pending fiscal matters that could create additional uncertainty, particularly in the first half of the year.”

The Company’s assumptions for 2013 are outlined below. Variation from the sales trends, up or down, could materially impact the other assumptions listed.

•	Comparable store sales are expected to grow in the 3% to 5% range for the full year.

•	Comparable store inventory levels are expected to be up in the 3% to 5% range throughout the year.

•

Based upon current inventory levels and composition and the Company’s promotional calendar and permanent markdown cadence, the Company expects the gross margin rate for the full fiscal year to be 20 to 40 basis points above the 40.6% rate achieved in 2012. The Company expects year-over-year gross margin rate improvement to be realized in the both the first and second halves of the fiscal year.

•

As a percent of sales, year-over-year SG&A expenses (excluding certain items) are expected to increase by approximately 30 to 50 basis points for the full fiscal year. Management expects that the deleverage will be concentrated in the first half of the fiscal year, with more deleverage expected in the first quarter than in the second quarter due to the timing of expenditures. SG&A dollar increases are expected to arise primarily from incremental variable costs associated with planned sales growth (primarily sales associates’ commissions); increased marketing; and investment spending to support the Company’s saks.com growth and its omni-channel initiatives.

•

Other Operating Expenses (rent, depreciation, and taxes other than income taxes) are expected to total approximately $336 million to $340 million for the full fiscal year. The increase over the prior year primarily will be driven by higher depreciation on incremental capital spending, increased rent expense related to Project Evolution and new OFF 5TH stores, and higher taxes other than income taxes (primarily payroll, sales and use taxes, and property taxes). Approximately $5 million of the year-over-year increase relates to Project Evolution. Depreciation and amortization, which is included in the above amount, should approximate $132 million for the full year.

•	Based on existing debt arrangements and interest rates, interest expense should approximate $34 million to $35 million for the full fiscal year.

•	An effective tax rate of approximately 40.0% for the year.

•

A basic common share count of approximately 148 million and a diluted common share count of approximately 185 million for the full fiscal year. Share counts used in earnings per share calculations will fluctuate by quarter during the year based on income levels, convertible debt, and equity awards.

•

Net capital expenditures of approximately $140 million to $150 million for the full year. Approximately $75 million relates to Saks Fifth Avenue store renovations and new vendor shops, and approximately $55 million relates to Project Evolution and other information technology enhancements. The balance primarily relates to OFF 5TH and maintenance capital. The planned increase over the 2012 spending level of $115 million primarily relates to incremental Saks Fifth Avenue and OFF 5TH store renovations and information technology spending.

Other Information

Excluding the aforementioned items, for the current year fourth quarter and year ended February 2, 2013 and the prior year fourth quarter and fiscal year ended January 28, 2012, the Company’s two convertible debt instruments were dilutive; therefore, the applicable shares (approximately 38.6 million for the current year fourth quarter and approximately 40.3 million for the current fiscal year) were added to the weighted average shares outstanding and the applicable after-tax interest expense (approximately $4.0 million for the current year fourth quarter and approximately $16.6 million for the current fiscal year) was added to net income for the fully diluted earnings per share calculation.

Leased department commissions included in the previously disclosed total sales numbers were as follows (in millions):

	This Year	Last Year
Fourth quarter (14 weeks TY/13 weeks LY)	$16.9	$15.8
Fiscal year (53 weeks TY/52 weeks LY)	$48.5	$43.2

Conference Call Information

Management has scheduled a conference call at 9:30 a.m. Eastern Time on Tuesday, February 26, 2013 to discuss results for the fourth quarter and fiscal year ended February 2, 2013. To participate, please call (201) 689-8874 or (877) 407-8817 (10 minutes prior to the call). A replay of the call will be available for 48 hours following the live call. The dial-in number for the replay is (201) 612-7415 (account number 378; conference ID number 393383).

Interested parties also have the opportunity to listen to the conference call over the Internet by visiting the Investor Relations section of Saks Incorporated’s corporate website at http://www.saksincorporated.com/investor_relations.html. To listen to the live call, please go to the address listed at least 15 minutes early to register, download, and install any necessary audio software. For those who cannot listen to the live broadcast, a replay will be available shortly after the call, and a transcript will be posted on the Company’s web site within 24 to 48 hours.

To be placed on the Company’s e-mail notification list for press releases, SEC filings, certain analytical information, and/or upcoming events, please go to www.saksincorporated.com, click on “Investor Relations,” click on “E-mail Alerts,” and fill out the requested information.

About the Company

The Company currently operates 43 Saks Fifth Avenue stores, 65 Saks Fifth Avenue OFF 5TH stores, and saks.com. Saks Fifth Avenue is proud to be named a J.D. Power and Associates 2012 Customer Service Champion and is only one of 50 U.S. companies so named.

Forward-looking Information

The information contained in this press release that addresses future results or expectations is considered “forward-looking” information within the definition of the Federal securities laws. Forward-looking information in this document can be identified through the use of words such as “may,” “will,” “intend,” “plan,” “project,” “expect,” “anticipate,” “should,” “would,” “believe,” “estimate,” “contemplate,” “possible,” and “point.” The forward-looking information is premised on many factors, some of which are outlined below. Actual consolidated results might differ materially from projected forward-looking information.

The forward-looking information and statements are or may be based on a series of projections and estimates and involve risks and uncertainties. These risks and uncertainties include such factors as: the level of consumer spending for luxury apparel and other merchandise carried by the Company and its ability to respond quickly to consumer trends; macroeconomic conditions and their effect on consumer spending; the Company’s ability to secure adequate financing; adequate and stable sources of merchandise; the competitive pricing environment within the retail sector; the effectiveness of planned advertising, marketing, and promotional campaigns; favorable customer response to relationship marketing efforts of proprietary credit card loyalty programs; appropriate inventory management; effective expense control; successful operation of the Company’s proprietary credit card strategic alliance with Capital One Financial Corporation; geo-political risks; weather conditions and natural disasters; the performance of the financial markets; changes in interest rates; and fluctuations in foreign currency and exchange rates. For additional information regarding these and other risk factors, please refer to the Company’s filings with the SEC, including its Annual Report on Form 10-K/A for the fiscal year ended January 28, 2012, its Quarterly Reports on Form 10-Q, and its Current Reports on Form 8-K, which may be accessed via the Internet at www.sec.gov.

The Company undertakes no obligation to correct or update any forward-looking statements, whether as a result of new information, future events, or otherwise.

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SAKS INCORPORATED & SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(Dollar amounts in thousands, except per share amounts)

	(UNAUDITED)
	Three Months Ended
	February 2, 2013		January 28, 2012

Net sales	$976,610	100.0%	$925,104	100.0%
Cost of sales	608,433	62.3%	577,222	62.4%

Gross margin	368,177	37.7%	347,882	37.6%

Selling, general and administrative expenses	235,336	24.1%	215,641	23.3%
Other operating expenses:
Property and equipment rentals	25,861	2.6%	24,015	2.6%
Depreciation and amortization	31,426	3.2%	29,961	3.2%
Taxes other than income taxes	21,646	2.2%	19,172	2.1%
Store pre-opening costs	169	0.0%	240	0.0%
Impairments and dispositions	6,969	0.7%	6,854	0.7%

Operating income	46,770	4.8%	51,999	5.6%

Other income (expense):
Interest expense	(8,895)	–0.9%	(9,567)	–1.0%
Loss on extinguishment of debt	(3,530)	–0.4%	—	0.0%
Other income, net	62	0.0%	634	0.1%

Income before income taxes	34,407	3.5%	43,066	4.7%

Provision for income taxes	13,975	1.4%	6,087	0.7%

Net income	$20,432	2.1%	$36,979	4.0%

Earnings per share:
Basic	$0.14		$0.24
Diluted	$0.13		$0.21

Weighted-average common shares:
Basic	145,299		153,381
Diluted	186,909		198,727

SAKS INCORPORATED & SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(Dollar amounts in thousands, except per share amounts)

	(UNAUDITED)
	Fiscal Year Ended
	February 2, 2013		January 28, 2012

Net sales	$3,147,554	100.0%	$3,013,593	100.0%
Cost of sales	1,869,874	59.4%	1,785,419	59.2%

Gross margin	1,277,680	40.6%	1,228,174	40.8%

Selling, general and administrative expenses	810,733	25.8%	767,635	25.5%
Other operating expenses:
Property and equipment rentals	105,064	3.3%	99,184	3.3%
Depreciation and amortization	120,404	3.8%	118,540	3.9%
Taxes other than income taxes	85,850	2.7%	82,767	2.7%
Store pre-opening costs	4,962	0.2%	1,598	0.1%
Impairments and dispositions	12,176	0.4%	10,106	0.3%

Operating income	138,491	4.4%	148,344	4.9%

Other income (expense):
Interest expense	(37,182)	–1.2%	(48,115)	–1.6%
Loss on extinguishment of debt	(3,530)	–0.1%	(539)	0.0%
Other income, net	1,616	0.1%	2,194	0.1%

Income before income taxes	99,395	3.2%	101,884	3.4%

Provision for income taxes	36,513	1.2%	27,094	0.9%

Net income	$62,882	2.0%	$74,790	2.5%

Earnings per share:
Basic	$0.42		$0.48
Diluted	$0.41		$0.45

Weighted-average common shares:
Basic	149,689		155,149
Diluted	173,694		200,237

SAKS INCORPORATED & SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Dollar amounts in thousands)

	(UNAUDITED)
	February 2,	January 28,
	2013	2012
ASSETS
Current assets
Cash and cash equivalents	$80,409	$200,176
Merchandise inventories	822,899	721,887
Other current assets	92,021	78,139
Deferred income taxes, net	78,999	85,472

Total current assets	1,074,328	1,085,674

Property and equipment, net	875,202	875,431
Deferred income taxes, net	121,868	140,455
Other assets	18,849	26,905

TOTAL ASSETS	$2,090,247	$2,128,465

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Trade accounts payable	$144,497	$115,893
Accrued expenses and other current liabilities	247,041	208,795
Accrued compensation and related items	47,078	64,552
Current portion of long-term debt	98,989	7,472

Total current liabilities	537,605	396,712

Long-term debt	260,603	367,962
Other long-term liabilities	142,190	157,007

Total liabilities	940,398	921,681
Commitments and contingencies
Shareholders’ equity	1,149,849	1,206,784

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$2,090,247	$2,128,465